Exhibit 99.1

Apricus Biosciences Announces $4.6 Million Registered Direct Offering

SAN DIEGO, CA, September 23, 2016 – Apricus Biosciences, Inc. (Nasdaq: APRI), a biopharmaceutical company advancing innovative medicines in urology and rheumatology, today announced that it has entered into a definitive agreement with institutional investors for an offering of shares of common stock with gross proceeds of approximately $4.6 million in a registered direct offering. The closing of the offering is expected to take place on or about September 27, 2016, subject to the satisfaction of customary closing conditions.

In connection with the offering, the Company will issue approximately 13.1 million registered shares of common stock at a purchase price of $0.35 per share. Concurrently in a private placement, for each share of common stock purchased by an investor, such investor will receive from the Company an unregistered warrant to purchase 0.75 shares of common stock. The warrants have an exercise price of $0.45 per share, will be exercisable six (6) months following the closing date and will expire 5 years from the initial exercise date.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, acted as the exclusive placement agent in connection with this offering.

The Company intends to use the net proceeds from the offering for working capital and general corporate purposes.

The shares of common stock described above (but not the warrants or the shares of common stock underlying the warrants) are being offered pursuant to a shelf registration statement (File No. 333-198066). Such shares of common stock may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

The warrants and the shares of common stock underlying the warrants issued in the offering have not been registered under the Securities Act of 1933, as amended or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The Company will file a prospectus supplement with the SEC relating to such shares of common stock, and following such filing, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC’s website at http://www.sec.gov, or from H.C. Wainwright & Co. by e-mailing placements@hcwco.com.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines in urology and rheumatology. Apricus’ commercial product, Vitaros®, for the treatment of erectile dysfunction, is approved in Canada and certain countries in Europe, Latin America and the Middle East and is being commercialized in several countries in Europe. In September 2015, Apricus in-licensed the U.S. development and commercialization rights for Vitaros from Allergan. Apricus’ marketing partners for Vitaros include Recordati Ireland Ltd. (Recordati), Ferring International Center S.A. (Ferring Pharmaceuticals), Laboratoires Majorelle, Bracco S.p.A., Mylan NV and Elis Pharmaceuticals Ltd. Apricus currently has one active product candidate, RayVa™, its product candidate for the treatment of the circulatory disorder Raynaud’s phenomenon.

For further information on Apricus, visit http://www.apricusbio.com.

*	Vitaros® is a registered trademark of NexMed International Limited. Such trademark is registered in certain countries throughout the world and pending registration in the United States.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: Apricus’ expectations on the completion, timing and size of the offering and the expected gross proceeds from the offering and the anticipated use of proceeds therefrom. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside the control of Apricus, including, but not limited to: risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering; and other risks and uncertainties inherent in Apricus’ business, including those described in the Company’s periodic filings with the SEC and the prospectus supplement and related prospectus for this offering filed with the SEC. These forward-looking statements are made as of the date of this press release, and Apricus assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in Apricus’ most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC’s website at www.sec.gov or without charge from Apricus.

Investor Relations Contact:

Matthew Beck

mbeck@troutgroup.com

The Trout Group

(646) 378-2933